InnerWorkings Announces Third Quarter 2013 Results

Core Enterprise Business Remains Strong; Third Quarter Results and Full Year Guidance Impacted by Performance of the Productions Graphics Business Acquired in 2011

CHICAGO, IL—November 6, 2013— InnerWorkings, Inc. (NASDAQ: INWK), a leading global marketing supply chain company, today reported results for the three months ended September 30, 2013.

Quarterly Highlights:

•	Revenue increased 16% to $232.6 million, compared to $199.8 million in the third quarter of 2012. New enterprise account growth was $20 million, representing 10% growth over the prior year period.
•	Non-GAAP Adjusted EBITDA was $8.5 million, compared to $11.3 million in the third quarter of 2012, due primarily to lower profitability from Productions Graphics and the spending reduction by a large retail customer announced in the first quarter of 2013. Please refer to the Non-GAAP reconciliation table below for more information.

•	Non-GAAP Adjusted Operating Cash Flow was $1.6 million, compared to Non-GAAP Adjusted Operating Cash Flow of $1.4 million in the third quarter of 2012. Please refer to the non-GAAP reconciliation table below for more information.

•	A restructuring and write down charge of $4.3 million, or a $0.05 impact to GAAP diluted earnings per share, was incurred to transition the Inside Sales division to a new customer acquisition strategy.

•	Non-GAAP diluted earnings per share were $0.05, compared to $0.10 in the third quarter of 2012. Approximately $0.05 of the Non-GAAP diluted earnings per share underperformance is attributable to the Productions Graphics business versus the same period in 2012. GAAP diluted earnings per share were $0.14 compared to $0.10 in the third quarter of 2012, due primarily to a $0.87 impact from a contingent liability release related to the performance of Productions Graphics, partially offset by a related European goodwill impairment charge of $0.73.

“While our core enterprise business continues to drive our growth globally, the performance of Productions Graphics in Europe and the restructuring of our Inside Sales division resulted in lower profitability for the quarter,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We have already taken action to proactively address these areas of our business. In Europe, we have installed new leadership and, with our Inside Sales division, we are pivoting towards a new customer acquisition strategy through a channel partnership.”

Additional third quarter 2013 financial and recent operational highlights include the following:

•	78% of the Company’s revenues were generated from the enterprise channel, with the remaining 22% derived from the middle market channel.

•	An enterprise agreement was signed with a new global consumer package goods company to manage their permanent in-store display program, in addition to providing traditional print management services. The Company estimates this new agreement will generate approximately $15 million of annual revenue once it is fully implemented.

•	New agreements have been signed with several existing clients to expand into new geographies around the world. Most recently, the Company became the global provider of print and promotional materials for Intercontinental Hotel Group by expanding its relationship into Europe and the Middle East.

•	New client agreements were signed with two large charitable organizations to manage direct mail campaigns and other fundraising materials. These agreements further establish the Company’s growing presence in the non-profit sector.

“While we are disappointed by the results of Productions Graphics, we remain confident in our long-term growth in Europe,” said Joseph M. Busky, Chief Financial Officer. “Our year-over-year organic growth in the region was 10% in the third quarter and the European-based businesses we have acquired this year have exceeded our expectations.”

Revenue Growth - Comparing 2013 to 2012
	Q3 $(MM) Change	Q3 % Change	YTD $(MM) Change	YTD % Change
New Enterprise Account Growth	$20	10%	$58	10%
New Middle Market Growth	$0	0%	$1	0%
Same Customer Spend	($4)	-2%	($18)	-3%
Lost Customer Spending (1)	($11)	-6%	($19)	-3%
Acquisitive Growth	$28	14%	$37	6%
Total Revenue Growth	$33	16%	$58	10%
Total Organic Revenue Growth (2)	$16	8%	$42	7%

(1)	Related to spending reduction from large retail customer announced in April 2013.

(2)	Excludes lost customer spending and acquisitive growth.

Outlook

The Company is lowering its 2013 revenue guidance from a range of $910 to $940 million to a range of $865 to $880 million, representing 9 to 10% revenue growth over 2012. The Company is lowering its 2013 GAAP diluted earnings per share guidance from a range of $0.45 to $0.50 to a range of $0.16 to $0.20. The revisions are due primarily to the performance of Productions Graphics.

Conference Call

A conference call to discuss the Company’s third quarter 2013 results will be broadcast live on Wednesday, November 6, 2013, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer.

To access the conference call by telephone, interested parties may dial (877) 771-7024. Interested parties are also invited to listen to the live webcast by visiting the Investor "Events & Presentations" section of InnerWorkings' website at investor.inwk.com/events.cfm. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,500 individuals, and maintains 60 global offices. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as "non-GAAP financial measures" by the Securities and Exchange Commission: Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share. We believe that Non-GAAP Adjusted EBITDA, Non GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share are used by management in its financial and operational decision-making and evaluation of overall operating performance. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see "Reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP diluted earnings per share” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

CONTACT:

Brad Moore

InnerWorkings, Inc.

(312) 277-1510

bmoore@inwk.com

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Revenue	$199,768,676	$232,629,788	$589,712,549	$647,821,539
Cost of goods sold	152,887,337	179,511,134	453,591,764	500,533,788
Gross profit	46,881,339	53,118,654	136,120,785	147,287,751
Operating expenses:
Selling, general and administrative expenses	36,253,631	45,832,645	106,514,313	130,866,672
Depreciation and amortization	2,696,255	3,880,431	8,077,332	8,994,494
Change in fair value of contingent consideration	330,791	(46,793,951)	797,476	(47,834,508)
Goodwill impairment charge	-	37,908,000	-	37,908,000
Restructuring and asset write down charges	-	4,321,862	-	4,321,862
Income from operations	7,600,662	7,969,667	20,731,664	13,031,231
Total other expense	(166,915)	(728,047)	(921,202)	(2,140,743)
Income before income taxes	7,433,747	7,241,620	19,810,462	10,890,488
Income tax expense	2,457,403	(50,301)	6,672,030	800,092
Net income	$4,976,344	$7,291,921	$13,138,432	$10,090,396

Basic earnings per share	$0.10	$0.14	$0.27	$0.20
Diluted earnings per share	$0.10	$0.14	$0.26	$0.19

Weighted average shares outstanding, basic	49,406,180	51,157,933	48,408,532	50,743,576
Weighted average shares outstanding, diluted	51,244,909	52,217,066	51,038,573	52,122,553

Consolidated Balance Sheets

	December 31,	September 30,
	2012	2013
		(unaudited)
Cash and cash equivalents	$17,218,899	$19,224,801
Accounts receivable, net of allowance for doubtful accounts	149,246,568	167,059,275
Unbilled revenue	30,798,230	28,920,833
Inventories	17,406,863	29,423,436
Prepaid expenses	16,210,053	10,689,569
Other current assets	22,565,321	26,806,150
Total long-term assets	268,797,648	331,054,159
Total assets	$522,243,582	$613,178,223

Accounts payable-trade	$121,132,051	$143,507,594
Other current liabilities	44,262,065	54,614,732
Revolving credit facility	65,000,000	91,500,000
Other long-term liabilities	68,870,021	81,401,452
Total stockholders' equity	222,979,445	242,154,445
Total liabilities and stockholders' equity	$522,243,582	$613,178,223

Cash Flow Data (Unaudited)

	Nine Months Ended September 30,
	2012	2013
Net cash provided by (used in) operating activities	$(13,100,484)	$14,858,869
Net cash used in investing activities	(10,793,609)	(28,486,508)
Net cash provided by financing activities	20,163,365	15,512,553
Effect of exchange rate changes on cash and cash equivalents	(332,194)	120,988
Increase (decrease) in cash and cash equivalents	(4,062,922)	2,005,902
Cash and cash equivalents, beginning of period	13,219,385	17,218,899
Cash and cash equivalents, end of period	$9,156,463	$19,224,801

Reconciliation of Adjusted EBITDA, Adjusted Operating Cash Flows and Adjusted Diluted EPS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013

Operating income	$7,600,662	$7,969,667	$20,731,664	$13,031,231
Depreciation and amortization	2,696,255	3,880,431	8,077,332	8,994,494
Stock-based compensation expense	719,699	982,082	3,171,073	3,036,188
Change in fair value of contingent consideration	330,791	(46,793,951)	797,476	(47,834,508)
Goodwill impairment charge	-	37,908,000	-	37,908,000
Restructuring and asset write down charges	-	4,321,862	-	4,321,862
Legal fees in connection with patent infringement defense	-	209,075	-	961,295
Adjusted EBITDA	$11,347,407	$8,477,166	$32,777,545	$20,418,562

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013

Net cash provided by (used in) operating activities	$(3,103,935)	$6,553,846	$(13,100,484)	$14,858,869
Excess tax benefit from exercise of stock awards *	905,122	(2,834,634)	8,352,190	(1,768,277)
Cash paid for settlement of preference claim	-	-	-	900,000
Prepayment (refund) of VAT assessment in United Kingdom**	3,604,866	(2,166,664)	3,604,866	(2,166,664)
Adjusted net cash provided by (used in) operating activities	$1,406,053	$1,552,548	$(1,143,428)	$11,823,928

* Represents a U.S. tax deduction in an amount equal to the excess of the market price of the stock on the date of exercise over exercise price.

** Represents a payment made to Her Majesty's Revenue and Customers for VAT assessments in the U.K. and the refund of the prepayment less the final assessment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Net income	$4,976,344	$7,291,921	$13,138,432	$10,090,396
Change in fair value of contingent consideration, net of tax	203,767	(45,457,561)	491,245	(46,498,118)
Goodwill impairment charge	-	37,908,000	-	37,908,000
Restructuring and asset write down charges, net of tax	-	2,627,692	-	2,627,692
Legal fees in connection with patent infringement defense, net of tax	-	127,118	-	584,467
Adjusted net income	$5,180,111	$2,497,170	$13,629,677	$4,712,437

Weighted average shares outstanding, diluted	51,244,909	52,217,066	51,038,573	52,122,553

Adjusted Diluted EPS	$0.10	$0.05	$0.27	$0.09